Exhibit (a)(1)(A)

SCIENCE 37 HOLDINGS, INC.

800 PARK OFFICES DRIVE, SUITE 3606

RESEARCH TRIANGLE PARK, NORTH CAROLINA 27709

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating to the securities that have been registered under the Securities Act of 1933, as amended.

The prospectus relates to the 2015 Stock Plan and the 2021 Incentive Award Plan.

April 3, 2023

SUMMARY TERM SHEET – OVERVIEW

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR RESTRICTED STOCK UNITS

This offer to exchange and withdrawal rights will expire at
11:59 p.m. Eastern Time on April 28, 2023,
unless extended by Science 37 Holdings, Inc.

Science 37 Holdings, Inc. (the “Company,” “Science 37,” “we,” “us,” or “our”) is offering each Eligible Participant (as defined below, also referred to as “you,” “your,” “I,” or “my”) the opportunity to exchange outstanding Eligible Options (as defined below) for a lesser number of RSUs (as defined below) on the terms and subject to the conditions set forth in this Offer to Exchange Eligible Options for Restricted Stock Units, including those set forth in the Offering Memorandum beginning on page 19 (the “Offering Memorandum”). The offer to exchange Eligible Options for Restricted Stock Units, and the exchange of such options, is referred to herein as the “Exchange Offer”.

The commencement date of the Exchange Offer is April 3, 2023. Although the Board (as defined below) has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum. Participation in the Exchange Offer is voluntary. You are not required to participate in the Exchange Offer.

The “Expiration Time” of the Exchange Offer is 11:59 p.m. Eastern Time on April 28, 2023. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires. You will be informed of any extension of the Exchange Offer.

You are an “Eligible Participant” if:

•	on the date the Exchange Offer commences, you are a current executive officer (“Executive”), a current employee other than an Executive (“Employee”), or an eligible current consultant (“Consultant” and, together with Employees, “Service Providers”) of Science 37 or any of its wholly owned subsidiaries and have not submitted a notice of resignation or termination or been notified by Science 37 or such subsidiary that your employment or service is being terminated;
•	at the Expiration Time, you continue to be an Executive or Service Provider of Science 37 or any of its wholly owned subsidiaries and have not submitted a notice of resignation or termination or been notified by Science 37 or such subsidiary that your employment or service is being terminated;
•	you are not serving as a non-employee director on the Company’s Board of Directors (the “Board”) and you reside in the United States; and
•	you hold at least two (2) Eligible Options, if you are a Service Provider, and at least two and one-half (2.5) Eligible Options, if you are an Executive.

Any Eligible Participant who is on an authorized leave of absence is eligible to participate in the Exchange Offer.

An “Eligible Option” is an outstanding stock option (including both non-qualified stock options and incentive stock options) to purchase shares of the Company’s common stock, par value $0.0001 per share (“common stock”), issued under the 2015 Stock Plan (the “2015 Plan”) or the 2021 Incentive Award Plan (the “2021 Plan” and, together with the 2015 Plan, the “Plans”), whether vested or unvested, that:

•	is held by an Eligible Participant on the date the Exchange Offer commences and continues to be held by an Eligible Participant through the Expiration Time;
•	was granted between June 2021 and March 2022; and
•	has a per share exercise price greater than or equal to $9.06.

For the purposes of clarity, only unexercised stock options are considered to be outstanding. Outstanding options give you the right, when vested, to purchase shares of our common stock once you exercise such options by paying the applicable exercise price. Wherever we use the term “option,” we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

Restricted stock units (“RSUs”) will be granted in exchange for Eligible Options tendered in the Exchange Offer.

•	One RSU will be granted in exchange for (i) two (2) Eligible Options held by a Service Provider and (ii) two and one-half (2.5) Eligible Options held by an Executive. The number of RSUs will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be granted in the Exchange Offer.
•	An RSU represents a contingent right to receive one share of the Company’s common stock on future dates when the RSU vests, without requiring payment of any exercise price.
•	Each RSU issued in the Exchange Offer will be granted under the 2021 Plan, subject to an award agreement between the recipient and the Company.
•	One-third of the RSUs will vest on each of the first, second and third anniversaries of the grant date—which grant date will be promptly following the Expiration Time—subject to you remaining in continuous service with the Company (or its subsidiaries or affiliates) on each applicable vesting date.
•	Service Providers may not tender less than two (2) Eligible Options, and Executives may not tender less than two and one-half (2.5) Eligible Options.

If you hold more than one Eligible Option grant, you may elect to participate in the Exchange Offer on a grant-by-grant basis, meaning that you will be allowed to tender for exchange one Eligible Option grant without tendering for exchange any other grants. However, as to any grant that you elect to tender for exchange, you must tender the entire grant (i.e., all of the options subject to that grant, less (if applicable) any portion of the grant previously exercised).

Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled at the Expiration Time, and your RSUs will be granted with the terms described above promptly following the Expiration Time.

See “Risk Factors” beginning on page 16 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for RSUs. You should consider, among other things, these risks and uncertainties before deciding whether or not to participate in the Exchange Offer.

Shares of our common stock are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SNCE”. On March 27, 2023, the closing price of our common stock as reported on Nasdaq was $0.2999 per share. We recommend that you obtain current market prices for our common stock before deciding whether to participate in the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance by email to myequity@science37.com.

IMPORTANT

If you choose to participate in the Exchange Offer, you must properly log into the website for the Exchange Offer, review the online disclosures and complete the election form on the Exchange Offer website (the “Election Form”). These actions must all be taken by you before 11:59 p.m. Eastern Time on April 28, 2023 (or such later time and date as may apply if the Exchange Offer is extended). Your delivery of all documents regarding the Exchange Offer, including the Election Form, is at your own risk. We encourage you to submit an Election Form, even if you elect not to exchange any of your Eligible Options.

The URL that you can utilize to launch the Exchange Offer website is: https://equitysolutions.aon.com/UWSO/Participant/

If you wish to change or withdraw any election previously made by you, you may do so until the Expiration Time by using the same link and following the prompts to change your elections. In addition, although we intend to accept all validly tendered Eligible Options immediately upon the Expiration Time, if we have not accepted your Eligible Options within 40 business days of the commencement of the Exchange Offer, you may withdraw your election to exchange your Eligible Options at any time thereafter.

You are responsible for properly completing and submitting your election through the Election Form before the Expiration Time. You should save a copy of the confirmation email (the “Confirmation Email”) sent to you at the time that you complete and submit your Election Form. The Confirmation Email will provide evidence that you submitted your Election Form. If you do not receive a Confirmation Email, please contact myequity@science37.com to confirm that your election was made.

Only elections that are properly completed and actually received by us by the Expiration Time via the Election Form on the Exchange Offer website at https://equitysolutions.aon.com/UWSO/Participant/ will be accepted. Elections submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

You do not need to return your stock option agreements for your Eligible Options to be cancelled and exchanged in the Exchange Offer. If you participate in the Exchange Offer, we will provide you with a Restricted Stock Unit Agreement promptly following the Expiration Time via your E*Trade account. A form of Restricted Stock Unit Agreement is filed as an exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the Securities and Exchange Commission on April 3, 2023 (the “SEC”) and to which this Offer to Exchange Eligible Options for Restricted Stock Units is an exhibit, which Schedule TO may be amended.

Neither we nor the Board make any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer with respect to any of your Eligible Options. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should participate in the Exchange Offer. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you.

We have not authorized anyone to give you any information or to make any representation in connection with the Exchange Offer other than the information and representations contained in this Offer to Exchange and in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation or information as having been authorized by us.

You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date shown on the first page of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

Nothing in this document shall be construed to give any person the right to remain in the employ or service of the Company or its subsidiaries or affiliates or to affect our right to terminate the employment or service of any person at any time with or without cause to the extent permitted under law. Nothing in this document should be considered a contract or guarantee of wages or compensation.

We reserve the right to amend or terminate the Plans at any time, and the grant of an award under the Plans or this Exchange Offer does not in any way obligate the Company to grant additional awards or offer further opportunities to participate in any option exchange in any future year. The grant of any award under the Plans and any future awards granted under the 2021 Plan or in relation to this Exchange Offer is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy, termination or similar pay, other than to the extent required by local law.

SUMMARY TERM SHEET – QUESTIONS AND ANSWERS

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR RESTRICTED STOCK UNITS

The following are answers to some of the questions that you may have about the Exchange Offer. This Summary Term Sheet does not contain all of the information that you should consider in deciding whether to participate in the Exchange Offer. You should carefully read the remainder of this Offer to Exchange Eligible Options for Restricted Stock Units, the announcement email from the Company and the Election Form, together with the associated instructions and agreement to the terms of the election. This Exchange Offer is made subject to the terms and conditions of these documents as they may be amended. For additional important information about the Exchange Offer, where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Table of Contents

Q1. What is the Exchange Offer?	6
Q2. Why is Science 37 making the Exchange Offer?	6
Q3. Who is eligible to participate in the Exchange Offer?	6
Q4. Which stock options are subject to the Exchange Offer?	7
Q5. What is an RSU and what will be the terms and conditions of the RSUs?	7
Q6. How do RSUs differ from stock options?	8
Q7. How many RSUs will I receive for the Eligible Options I exchange?	8
Q8. When will my RSUs vest?	9
Q9. If I participate in the Exchange Offer, when will my RSUs be granted?	9
Q10. What happens to my RSUs if my employment or service terminates?	9
Q11. Do I have to participate in the Exchange Offer?	9
Q12. How should I decide whether to participate in the Exchange Offer?	9
Q13. How do I find out how many Eligible Options I have and what their exercise prices are?	10
Q14. Can I tender for exchange both vested and unvested stock options?	10
Q15. Can I tender for exchange stock options that I have already fully exercised?	10
Q16. Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?	10
Q17. If I choose to participate in the Exchange Offer, do I have to exchange all of my Eligible Options?	10
Q18. If I choose to participate in the Exchange Offer, can I tender for exchange a portion of an option grant?	11
Q19. What happens if I have an Eligible Option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	11
Q20. What if I am on an authorized leave of absence during the Exchange Offer?	11
Q21. What happens if my employment or service terminates before the Expiration Time?	11
Q22. Will I owe taxes if I participate in the Exchange Offer?	12
Q23. Will I owe taxes if I do not participate in the Exchange Offer?	12
Q24. What will happen to my Eligible Options if I participate in the Exchange Offer?	12
Q25. What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?	12
Q26. How long do I have to decide whether to participate in the Exchange Offer?	12
Q27. How do I tender my Eligible Options for exchange?	13
Q28. Can I withdraw previously tendered Eligible Options or change my previous election, and what is the deadline for withdrawing or changing my previous elections?	14
Q29. What will happen if I do not return my Election Form by the Expiration Time?	15
Q30. Will my decision to participate in the Exchange Offer have an impact on my ability to receive options or other equity awards in the future?	15
Q31. What if Science 37 is acquired by another company?	15
Q32. What if I have any questions regarding the Exchange Offer, or if I need additional copies of the Exchange Offer documents?	15

Q1.	What is the Exchange Offer?

The Exchange Offer is a voluntary opportunity for Eligible Participants to exchange their Eligible Options (whether vested or unvested) in exchange for the grant of RSUs. The Company will grant one RSU for every (i) two (2) Eligible Options held by a Service Provider and (ii) two and one-half (2.5) Eligible Options held by an Executive. For each grant with respect to Eligible Options tendered and not evenly divisible by two (2) or two and one-half (2.5), as applicable, the number of RSUs will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be granted in the Exchange Offer. The exchange ratio was determined by the Board following the recommendation of the Compensation Committee of the Board in consultation with an independent compensation advisory firm and Science 37 management.

Subject to the conditions set forth in this Offer to Exchange Eligible Options for Restricted Stock Units, including the Offering Memorandum, if your Eligible Options are properly tendered for exchange and accepted by us, at the Expiration Time, we will cancel your Eligible Options and, promptly thereafter, we will grant you RSUs, which have the terms outlined in the Questions below and the Offering Memorandum. You may not tender less than two (2) Eligible Options, if you are a Service Provider, or two and one-half (2.5) Eligible Options, if you are an Executive.

Q2.	Why is Science 37 making the Exchange Offer?

Currently, many of our outstanding stock options granted under the Plans have exercise prices above the recent trading prices of our common stock. We believe these stock options no longer provide a meaningful compensatory opportunity to the holders of such stock options and, accordingly, are no longer effective as incentives to retain and motivate our employees and other service providers. We believe that many option holders perceive these stock options to have little or no value, therefore reducing the stock options’ value as a means to align the incentives of our employees and other service providers with our stockholders. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are surrendered or cancelled, they will remain outstanding, with the potential to dilute stockholders’ interests for up to the full term of the stock options.

We believe that the Exchange Offer is in the best interests of stockholders, as RSUs granted pursuant to the Exchange Offer will provide added incentives to motivate and retain our talented employees and other service providers, including through the addition of a new vesting schedule even for Eligible Options that are fully or partially vested when tendered. The Eligible Options surrendered for exchange will be cancelled, and all shares of common stock that were subject to such surrendered Eligible Options will become available for future awards under the 2021 Plan pursuant to the terms of the 2021 Plan.

See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.

Q3.	Who is eligible to participate in the Exchange Offer?

Only Eligible Participants are eligible to participate in the Exchange Offer.

You are an “Eligible Participant” if:

•	on the date the Exchange Offer commences, you are a current executive officer (“Executive”), a current employee other than an Executive (“Employee”), or an eligible current consultant (“Consultant” and, together with Employees, “Service Providers”) of Science 37 or any of its wholly owned subsidiaries and have not submitted a notice of resignation or termination or been notified by Science 37 or such subsidiary that your employment or service is being terminated;
•	at the Expiration Time, you continue to be an Executive or Service Provider of Science 37 or any of its wholly owned subsidiaries and have not submitted a notice of resignation or termination or been notified by Science 37 or such subsidiary that your employment or service is being terminated;
•	you are not serving as a non-employee director on the Company’s Board of Directors (the “Board”) and you reside in the United States; and
•	you hold at least two (2) Eligible Options, if you are a Service Provider, and at least two and one-half (2.5) Eligible Options, if you are an Executive.

Any Eligible Participant who is on an authorized leave of absence is eligible to participate in the Exchange Offer.

Employees and other service providers residing outside of the United States are not eligible to participate in the Exchange Offer. Consistent with our compensatory goals, we intend to offer such individuals different forms of incentives in lieu of participation in the Exchange Offer.

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q4.	Which stock options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Participants will be able to elect to tender outstanding Eligible Options for exchange. An “Eligible Option” is an outstanding stock option (including both non-qualified stock options and incentive stock options) to purchase shares of common stock issued under the Plans, whether vested or unvested, that:

•	is held by an Eligible Participant on the date the Exchange Offer commences and continues to be held by an Eligible Participant through the Expiration Time;
•	was granted between June 2021 and March 2022; and
•	has a per share exercise price greater than or equal to $9.06.

For the purposes of clarity, only unexercised stock options are considered to be outstanding.

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q5.	What is an RSU and what will be the terms and conditions of the RSUs?

Restricted stock units (“RSUs”) will be granted in exchange for Eligible Options tendered in the Exchange Offer.

•	One RSU will be granted in exchange for (i) two (2) Eligible Options held by a Service Provider and (ii) two and one-half (2.5) Eligible Options held by an Executive. The number of RSUs will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be granted in the Exchange Offer.
•	An RSU represents a contingent right to receive one share of the Company’s common stock on future dates when the RSU vests, without requiring payment of any exercise price.
•	Each RSU issued in the Exchange Offer will be granted under the 2021 Plan, subject to an award agreement between the recipient and the Company.
•	One-third of the RSUs will vest on each of the first, second and third anniversaries of the grant date—which grant date will be promptly following the Expiration Time—subject to you remaining in continuous service with the Company (or its subsidiaries or affiliates) on each applicable vesting date.
•	Service Providers may not tender less than two (2) Eligible Options, and Executives may not tender less than two and one-half (2.5) Eligible Options.

The RSUs will be governed by the terms and conditions of the 2021 Plan and the award agreement entered into thereunder evidencing the RSUs, which is based on the form of award agreements previously approved by the Compensation Committee of the Board applicable to RSUs previously granted by the Company under the 2021 Plan. The form of Restricted Stock Unit Agreement for the RSUs is filed as an exhibit to the Schedule TO. You do not have to make any cash payment to the Company to receive a grant of RSUs in exchange for Eligible Options tendered in the Exchange Offer. You also do not have to pay the Company to receive the shares of common stock that become issuable to you if your RSUs vest; however, you may have taxes due on the vesting of the RSUs.

Q6.	How do RSUs differ from stock options?

The table below outlines some key differences between stock options and RSUs:

	Stock Options	RSUs
What they are	The right to purchase a fixed number of shares of the Company’s common stock at a fixed price for a fixed period of time.	The right to receive shares of the Company’s common stock in the future upon vesting at no cost to the holder.

How they work

Once a stock option grant vests, you can exercise the vested portion at any time until the expiration date of that option. Exercising an option means you buy the stock at the exercise price set on the date of the grant.

If the price of the Company’s common stock is greater than the exercise price when you exercise and sell the shares, you receive the gain (after any taxes).

However, when the Company’s stock price is less than the exercise price, the stock option has no intrinsic value and is considered to be underwater.

Once an RSU vests, a share of the Company’s common stock is issued to you, at no cost to you, other than withholding for applicable taxes associated with the RSU. An RSU has value equal to the then-current stock price. Once common stock is issued to you following the vesting of the RSU, you can either hold it as an investment or sell it.

Example (assumes vested options and RSUs and no taxes)	If you are awarded a stock option with a per share exercise price of $10 and the Company’s stock price subsequently increases to $15, the option will be worth $5 if exercised on that later date.	If the stock price on the grant date of your RSU is $10, and the Company’s stock price subsequently increases to $15, each RSU will be worth $15 as of that later date.

	If you are awarded a stock option with a per share exercise price of $10 and the Company’s stock price subsequently decreases to $5, the option will have no intrinsic value as of that later date.	If the stock price on the grant date of your RSU is $10, and the Company’s stock price subsequently decreases to $5, each RSU will be worth $5 as of that later date.

Q7.	How many RSUs will I receive for the Eligible Options I exchange?

The Company will grant one RSU in exchange for (i) two (2) Eligible Options tendered by a Service Provider and (ii) two and one-half (2.5) Eligible Options tendered by an Executive. For each grant with respect to Eligible Options tendered and not evenly divisible by two or two and one-half, as applicable, the number of RSUs will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be granted in the Exchange Offer. You may not tender less than two (2) Eligible Options, if you are a Service Provider, or two and one-half (2.5) Eligible Options, if you are an Executive.

For example, if you are a Service Provider and tender in the Exchange Offer an Eligible Option grant to purchase 2,000 shares of common stock, you will receive 1,000 RSUs promptly following the Expiration Time. If you are an Executive and tender in the Exchange Offer an Eligible Option grant to purchase 2,000 shares of common stock, you will receive 800 RSUs promptly following the Expiration Time.

Q8.	When will my RSUs vest?

The RSUs will vest in three equal annual installments on each of the first, second and third anniversaries of the grant date, subject to the holder remaining in continuous service with the Company (or its subsidiaries or affiliates) on each applicable vesting date. The grant date of the RSUs will be promptly following the Expiration Time. All RSUs issued in the Exchange Offer will be subject to this new three-year vesting schedule, regardless of whether the tendered Eligible Options were vested or unvested (in whole or in part) at the time of exchange. For example, an Eligible Option that has a three-year vesting schedule that vested in equal installments on each of December 31, 2022, 2023 and 2024 would be exchanged for RSUs that would not be vested on the date of their grant and would instead vest as to one-third of the grant on each of the first, second and third anniversaries of the grant date of the RSUs.

Q9.	If I participate in the Exchange Offer, when will my RSUs be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you RSUs for your Eligible Options as to which you properly make a valid election to tender such Eligible Options on the Election Form (and do not validly revoke that election), promptly following the Expiration Time (which, unless the Exchange Offer is extended, is 11:59 p.m. Eastern Time, on April 28, 2023). Please note that it may take a few weeks from the Expiration Time for you to receive an email related to your RSUs and for the grant of RSUs to be reflected in your online E*Trade account. Please review and accept your grant documents in your online E*Trade account. If your account has not been updated for the RSUs within a few weeks following the Expiration Time, please contact myequity@science37.com. You will receive the shares of common stock subject to your RSUs if and when your RSUs vest.

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q10.	What happens to my RSUs if my employment or service terminates?

In general, if your employment or service with Science 37 or its subsidiaries or affiliates terminates for any reason, the RSUs will immediately cease to vest, any unvested RSUs will be cancelled without consideration, and you will have no further right to or interest in the unvested RSUs.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain in employment or service with Science 37 or its subsidiaries or affiliates, and the terms of your employment or service with Science 37 or its subsidiaries or affiliates remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in employment or service with Science 37 or its subsidiaries or affiliates until the expiration of the Exchange Offer, the grant date of the RSUs or thereafter during the vesting period of the RSUs. See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of RSUs”) for more information.

Q11.	Do I have to participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate in the Exchange Offer (meaning that you do not elect to tender for exchange any of your Eligible Options), then your Eligible Options will remain outstanding with their current terms, and you will not receive any RSUs. You do not need to do anything if you choose to not participate in the Exchange Offer. However, we encourage you to submit an Election Form, even if you elect not to exchange any of your Eligible Options.

Q12.	How should I decide whether to participate in the Exchange Offer?

We are providing information to assist you in making your own informed decision. You should read all the information contained in the various sections of the Offering Memorandum, including without limitation the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Common Stock”), Section 8 (“Information Concerning Us; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material Income Tax Consequences”) and Section 15 (“Additional Information”) of the Offering Memorandum. You should seek your own legal counsel, tax advisor or financial advisor for further advice. Participation in the Exchange Offer is entirely your decision and should be made based on your personal circumstances. No one from the Company is, or will be, authorized to provide you with advice, recommendations or legal, tax or financial considerations regarding whether you should participate in the Exchange Offer.

In addition to reviewing the materials provided, please note the following important points:

•	RSUs granted in the Exchange Offer will be subject to the new three-year vesting schedule described in these materials, even if the Eligible Options you exchange are fully or partially vested or, if unvested, would vest earlier than the vesting date of the RSUs.
•	You should determine and carefully consider the tax consequences that may be applicable to you with respect to any RSUs granted in the Exchange Offer.
•	The Exchange Offer carries considerable risk, and there are no guarantees of our future stock performance or the price of our common stock at or following the Expiration Time.
•	You should review the Risk Factors that appear on page 16.

Q13.	How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form includes a list of your Eligible Options as of April 3, 2023. You can at any time confirm the number of option grants that you have, their grant dates and exercise prices and other information by logging on to the Exchange Offer website at https://equitysolutions.aon.com/UWSO/Participant/.

Q14.	Can I tender for exchange both vested and unvested stock options?

Yes. You can exchange Eligible Options, whether or not they are vested, but only to the extent those stock options remain unexercised. If you have previously exercised a portion of an Eligible Option grant, only the portion of that stock option grant that has not yet been exercised will be eligible to be exchanged. You may not tender less than two (2) Eligible Options, if you are a Service Provider, or two and one-half (2.5) Eligible Options, if you are an Executive. The RSUs will only replace the portion of the Eligible Option grant that is exchanged as part of, and cancelled upon the expiration of, the Exchange Offer. RSUs will have a new three-year vesting schedule regardless of whether the tendered stock option was fully or partially vested.

Q15.	Can I tender for exchange stock options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding Eligible Options, which means for this purpose those that are unexercised. A stock option that has been exercised is no longer outstanding.

Q16.	Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If at any time before the Expiration Time you have exercised an Eligible Option in part but not entirely, the remaining unexercised portion of the Eligible Option is eligible to be tendered for exchange in the Exchange Offer. For clarity, you may not exchange in the Exchange Offer any common stock that you acquired upon a prior exercise of Eligible Options. See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q17.	If I choose to participate in the Exchange Offer, do I have to exchange all of my Eligible Options?

No. You are permitted to exchange Eligible Options on a grant-by-grant basis. This means that you may choose to exchange some Eligible Option grants and choose not to exchange other Eligible Option grants. However, if you elect to exchange an Eligible Option grant, you must elect to exchange the entire Eligible Option grant (i.e., all of the unexercised stock options that are subject to that Eligible Option grant). You may not tender less than two (2) Eligible Options, if you are a Service Provider, or two and one-half (2.5) Eligible Options, if you are an Executive.

Q18.	If I choose to participate in the Exchange Offer, can I tender for exchange a portion of an option grant?

The Company is not accepting partial exchanges of Eligible Option grants. However, you may elect to exchange the remaining portion of any Eligible Option that you previously partially exercised. Accordingly, you may elect to exchange one or more of your Eligible Option grants, but you must elect to exchange all of the unexercised stock options that are subject to a particular Eligible Option grant or none of the unexercised stock options that are subject to that particular Eligible Option grant. You may not tender less than two (2) Eligible Options, if you are a Service Provider, or two and one-half (2.5) Eligible Options, if you are an Executive.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q19.	What happens if I have an Eligible Option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Participant beneficially owns a portion of that eligible Option, then in order to participate in the Exchange Offer with respect to such Eligible Option, you may accept this Exchange Offer with respect to the entire remaining outstanding portion of the Eligible Option, including the portion beneficially owned by the other person, as long as you are the legal owner of the Eligible Option. As described in Question 18, we are not accepting partial tenders of an Eligible Option, so you may not accept this Exchange Offer with respect to a portion of an Eligible Option that is beneficially owned by you, while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Option, we will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the Eligible Option for any errors made by you with respect to such Eligible Option.

See Section 1 (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) of the Offering Memorandum for more information.

Q20.	What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Participant who is on an authorized leave of absence will be eligible to participate in the Exchange Offer.

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q21.	What happens if my employment or service terminates before the Expiration Time?

If you have tendered Eligible Options under the Exchange Offer and, prior to the Expiration Time, your employment or service with the Company (or its wholly owned subsidiaries) terminates for any reason (whether initiated by you or by your employer) or you submit a notice of resignation or termination or are notified by the Company or such subsidiary that your employment or service is being terminated, you will no longer be eligible to participate in the Exchange Offer, we will not accept your Eligible Options for exchange, and you will not be eligible to receive RSUs. In that case, you may exercise your existing Eligible Options to the extent they are vested and exercisable, which is generally available for a limited time after your termination date in accordance with their existing terms.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain in employment or service with Science 37 or its subsidiaries or affiliates, and the terms of your employment or service with Science 37 or its subsidiaries or affiliates remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in employment or service with Science 37 or its subsidiaries or affiliates until the expiration of the Exchange Offer, the grant date of the RSUs or thereafter during the vesting period of the RSUs.

See Section 1 (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of RSUs”) of the Offering Memorandum for more information.

Q22.	Will I owe taxes if I participate in the Exchange Offer?

Generally, the exchange of Eligible Options should be treated as a non-taxable exchange, and no income tax should be recognized upon the grant of the RSUs for U.S. federal income tax purposes. There will, however, be income tax payable upon the vesting and settlement of your RSUs. The Company also will typically have a tax withholding obligation at the time your RSUs vest and settle. You may also have taxable capital gains or losses when you sell any shares issued in connection with the RSUs (and any such capital gain generally will be short-term, if the shares are sold within one year after the RSUs vest and are settled, or long-term, if the shares are sold more than one year after the RSUs vest and are settled). Note that the tax treatment of RSUs differs significantly from the tax treatment of your Eligible Options, and, as a result of participating in the Exchange Offer, your tax liability could be higher than if you had kept your Eligible Options. You should consult with your own tax advisor or financial advisor for additional information about your personal tax situation. See Section 12 of the Offering Memorandum (“Material Income Tax Consequences”) for more information regarding the United States federal income tax aspects of the Exchange Offer.

Please note that, depending on where you live, state and other local income and employment taxes also may apply to you, and the Company may have tax withholding obligations with respect to such taxes. You should consult your own tax advisor to discuss these consequences.

Q23.	Will I owe taxes if I do not participate in the Exchange Offer?

In general, the election not to participate in the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. There will, however, be income tax payable upon the exercise of your stock options. You should consult with your own tax advisor or financial advisor for additional information about your personal tax situation. See Section 12 of the Offering Memorandum (“Material Income Tax Consequences”) for more information.

Q24.	What will happen to my Eligible Options if I participate in the Exchange Offer?

If you participate in the Exchange Offer and the Exchange Offer is completed, then at the Expiration Time, we will cancel all of your Eligible Options tendered by you and promptly thereafter will grant you the RSUs.

Q25.	What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

There will be no impact to Eligible Options that you choose not to tender for exchange prior to the Expiration Time, and these Eligible Options will continue to be outstanding and subject to their current terms and conditions.

We will not accept for exchange any stock options that are tendered that do not qualify as Eligible Options. If you tender a stock option that is not an Eligible Option or is otherwise not accepted for exchange, we will send you a separate notification following the expiration of the Exchange Offer explaining why your tendered stock option did not qualify as an Eligible Option or was otherwise not accepted for exchange.

Q26.	How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer will expire at 11:59 p.m. Eastern Time on April 28, 2023. No exceptions will be made to this deadline unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the Exchange Offer at any time. If we do extend the Exchange Offer, the Exchange Offer will expire following the extension. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced expiration date. You should not expect that the expiration of the Exchange Offer will be extended.

See Section 13 of the Offering Memorandum (“Extension of the Exchange Offer; Termination; Amendment”) for more information.

Q27.	How do I tender my Eligible Options for exchange?

If you are an Eligible Participant, you must tender your Eligible Options for exchange at any time before the Exchange Offer expires at 11:59 p.m. Eastern Time, on April 28, 2023 (or such later time and date as may apply if the Exchange Offer is extended).

To validly tender your Eligible Options, you must submit a properly completed Election Form through the online election process, which is described below.

Online Election Process

1. At the start of the Exchange Offer, you will receive an announcement email, dated April 3, 2023, announcing the Exchange Offer (the “Announcement Email”). You can access the Exchange Offer through a link in the Announcement Email or at https://equitysolutions.aon.com/UWSO/Participant/ and enter your Science 37 email address, or other email that you provided to us, and the password you have created for use with this website. If this is the first time you are accessing the Exchange Offer website, you will need to register for a new account and create a password. Your email address (which will also be your username) is your Science 37 email address or other email that you provided to us. You will also need to provide the registration code included in the Announcement Email.

2. After logging into the Exchange Offer website, review the Exchange Offer materials and other information available on the website and proceed through to the Election Form. You will be provided with personalized information regarding the Eligible Options that you hold, including the grant date and per share exercise price of each of your Eligible Option grants, the number of shares subject to each of your Eligible Option grants as of April 3, 2023, and the number of RSUs that would be issued in exchange for each Eligible Option grant.

3. On the Election Form, select the appropriate box next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to exchange in the Exchange Offer, then click “Confirm and Submit”.

4. Review your Election Form, confirm that you are satisfied with your Election Form after reviewing and then submit your Election Form.

5. Upon submitting your Election Form, a Confirmation Email will be generated by the Exchange Offer website and emailed to your Science 37 email address or other email that you provided to us. Please save a copy of the Confirmation Email for your records. At this point, you will have completed the election process. If you do not receive a Confirmation Email, please contact myequity@science37.com to confirm that your election was made.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled effective as of the Expiration Time if we accept your Eligible Options for exchange. We will separately send to you the grant documents relating to your RSUs following the grant date for your RSUs for your electronic acceptance.

Your Eligible Options will not be considered tendered until we receive a properly completed and submitted Election Form. We must receive your properly completed and submitted Election Form before 11:59 p.m. Eastern Time on April 28, 2023 (or such later time and date as may apply if the Exchange Offer is extended). If you miss this deadline, you will be irrevocably treated as having elected not to participate in the Exchange Offer.

We will accept delivery of your election through the online election process only, which you may access through the link above. You are responsible for making sure that the Election Form is properly submitted online through this process. You must allow for sufficient time to complete and submit your Election Form to ensure that we receive your Election Form before the Expiration Time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options at the Expiration Time, which is 11:59 p.m. Eastern Time, on April 28, 2023.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q28.	Can I withdraw previously tendered Eligible Options or change my previous election, and what is the deadline for withdrawing or changing my previous elections?

Yes. You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 11:59 p.m. Eastern Time, on April 28, 2023 (or such later time and date as may apply if the Exchange Offer is extended). In addition, although we intend to accept all validly tendered Eligible Options immediately after the Expiration Time, if we have not accepted your Eligible Options within 40 business days of the commencement of the Exchange Offer, you may withdraw your election to exchange your Eligible Options at any time thereafter.

To change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw some or all of your Eligible Option grants from the Exchange Offer, you must submit a valid new Election Form indicating only the Eligible Option grants you wish to exchange in the Exchange Offer or a valid new Election Form indicating that you do not want to exchange your Eligible Options, by completing the election process outlined below by Expiration Time, which, unless the Exchange Offer is extended, is 11:59 p.m. Eastern Time, on April 28, 2023. You must allow sufficient time to complete and submit your new Election Form to ensure that we receive it before the Expiration Time.

Election Changes and Withdrawals

1. You can access the Exchange Offer website at https://equitysolutions.aon.com/UWSO/Participant/ and enter your Science 37 email address, or other email that you provided to us, and the password you have created for use with this website.

2. After logging into the Exchange Offer website, review the information and proceed through to the Election Form. You will be provided with your Eligible Option schedule containing personalized information regarding the Eligible Option grants you hold, as described in Question 27.

3. On the Election Form, select the appropriate box next to your Eligible Option grants previously selected to be tendered in the Exchange Offer to indicate those Eligible Option grants that you do not want to exchange in the Exchange Offer, or to make other changes to your previous election, then click “Confirm and Submit”.

4. Review your Election Form, confirm that you are satisfied with your Election Form after reviewing and then submit your Election Form.

5. Upon submitting your Election Form, a Confirmation Email will be generated by the Exchange Offer website and emailed to your Science 37 email address or other email that you provided to us. Please save a copy of the Confirmation Email for your records. At this point, you will have completed the election process. If you do not receive a Confirmation Email, please contact myequity@science37.com to confirm that your election was made.

If you miss the deadline to withdraw but remain an Eligible Participant at the Expiration Time, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish prior to the Expiration Time, but you will be bound by the last properly submitted Election Form we receive before the Expiration Time.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options again by submitting a new Election Form and following the procedures described for validly tendering stock option grants in the Exchange Offer as discussed in Question 27 above.

See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.

Q29.	What will happen if I do not return my Election Form by the Expiration Time?

If we do not receive an online Election Form from you by the Expiration Time, then you will irrevocably be treated as having elected not to participate in the Exchange Offer, in which case all Eligible Options held by you will remain outstanding at their existing exercise price and subject to their existing terms.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q30.	Will my decision to participate in the Exchange Offer have an impact on my ability to receive options or other equity awards in the future?

No. Your election to participate or abstain from participating in the Exchange Offer will have no effect on our making future grants of options, other equity awards, or any other rights to you or anyone else.

Q31.	What if Science 37 is acquired by another company?

If the Company merges or consolidates with or is acquired by another entity prior to the Expiration Time, or enters into an agreement to do so, you may choose to withdraw any options which you tendered for exchange, and your options will be treated in accordance with the 2015 Plan or 2021 Plan, as applicable, and applicable option agreement. Further, if the Company is acquired prior to the Expiration Time, the Company reserves the right to withdraw the Exchange Offer, in which case your Eligible Options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no RSUs in exchange for them pursuant to the Exchange Offer. If the Company is acquired prior to the Expiration Time but does not withdraw the Exchange Offer, the Company (or the successor entity) will notify you of any material changes to the terms of the Exchange Offer or the RSUs, including any adjustments to the number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSUs would be adjusted based on the consideration per share given to holders of the Company’s common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.

Q32.	What if I have any questions regarding the Exchange Offer, or if I need additional copies of the Exchange Offer documents?

You should direct questions about the Exchange Offer and requests for printed copies of this Offer to Exchange and the other Exchange Offer documents by email to myequity@science37.com.

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer. You should carefully review the risk factors set forth below and those contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 6, 2023, as well as the other information provided in this Offer to Exchange Eligible Options for Restricted Stock Units and the other materials that we have filed with the SEC prior to the Expiration Time, in connection with making a decision as to whether or not to tender your Eligible Options or to withdraw any prior election you may have made. You are encouraged to speak with your own legal counsel, tax advisor or financial advisor as necessary before deciding whether to participate in the Exchange Offer. In addition, we urge you to read the sections in this Offer to Exchange Eligible Options for Restricted Stock Units and the Offering Memorandum discussing the tax consequences of participating in the Exchange Offer, as well as the rest of this Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Exchange Offer. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

In addition, this Exchange Offer and our SEC reports referred to above include “forward-looking statements.” These statements involve known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements that are not historical facts, including, but not limited to, statements regarding the status of the Exchange Offer, our future results of operations and financial position, business strategy, plans and prospects, existing and prospective products, research and development costs, timing and likelihood of success, and plans and objectives of management for future operations. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “can,” “could,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “might,” “should,” “will,” or “would” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements contain these identifying words. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk factors” included in our Annual Report on Form 10-K for the year ended December 31, 2022. Furthermore, such forward-looking statements speak only as of the date hereof. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Exchange Offer.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule A, as well as our financial statements and notes to the financial statements included on our most recent Form 10-K. We caution you not to place undue reliance on the forward-looking statements contained in this Exchange Offer, which speak only as of the date hereof.

Risks Related to the Exchange Offer

Your RSUs will be unvested, and, if you resign from the Company or the Company terminates you before your RSUs vest, you will not be able to receive value for your unvested RSUs.

A new vesting schedule for the RSUs will apply that is different than the vesting schedule for Eligible Options exchanged, and that new vesting schedule will apply even if the Eligible Options exchanged are fully or partially vested. Therefore, if you resign from the Company after receiving RSUs, you may not be able to realize as much (or any) value from your RSUs as you could have realized for the Eligible Options you exchanged. For example, if you exchange vested Eligible Options and our stock price increases above the exercise price per share of the Eligible Options you exchanged, then you would have been able to exercise and sell the underlying shares of common stock at a gain; whereas, if you resign from the Company after receiving the RSUs but before they have vested, you will receive no value from the unvested portion of the RSUs, even if our stock price increases. Further, an extended vesting period results in an increased risk of forfeiture. Participation in the Exchange Offer does not guarantee continued or future employment or service with the Company or any of its subsidiaries or affiliates.

Because the Exchange Offer is not on a one-for-one basis, your cancelled Eligible Options may be worth more than the RSUs that you receive in the exchange.

It is possible that, at some point in the future, due to potential increases in our stock price, any Eligible Options exchanged in the Exchange Offer would have been more economically valuable than the RSUs granted pursuant to the Exchange Offer. For example, if we were to enter into a merger transaction that resulted in a significant increase in the value of our common stock, it is possible that your Eligible Options would be more valuable to you than the RSUs. A benefit or return cannot be guaranteed and participation in the Exchange Offer may result in no economic benefit.

For U.S. taxpayers, RSUs will generally result in taxable ordinary income when shares are issued following vesting.

If you participate in the Exchange Offer and receive RSUs for surrendered Eligible Options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the RSU grant date. However, you generally will have taxable ordinary income when those RSUs vest and shares of our common stock are issued in settlement of the RSUs, at which time the Company generally also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in the Restricted Stock Unit Agreement. You also may have taxable capital gains or losses when you sell any shares that are issued to you following the vesting of the RSUs. Generally, any such capital gain will be short-term, if the shares are sold within one year after the shares are issued to you upon settlement of vested RSUs, or long-term, if the shares are sold more than one year after the shares are issued to you upon settlement of vested RSUs. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the RSUs or any shares you receive in respect of the RSUs. Note that the tax treatment of RSUs differs significantly from the tax treatment of your Eligible Options, and, as a result of participating in the Exchange Offer, your tax liability could be higher than if you had retained your Eligible Options. You should seek your own accounting, tax, financial and legal advice.

The Exchange Offer currently is expected to remain open for 25 calendar days. However, if we extend the Exchange Offer so that it remains open for 30 or more calendar days, U.S. employees will be required to restart the measurement periods necessary to qualify for favorable tax treatment with respect to any incentive stock options that are not exchanged for RSUs in the Exchange Offer.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the shares acquired upon exercise of the incentive stock option for more than two years after the grant date of the stock option and for more than one year after the date of exercise of the stock option. We do not expect that the Exchange Offer will affect the eligibility of any incentive stock options that are not tendered for exchange for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your incentive stock option, the holding periods will continue to be measured from your original grant date.

However, if the Exchange Offer period lasts for 30 or more calendar days, then any Eligible Options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for shares acquired upon exercise of such incentive stock options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any shares of common stock received upon exercise of such incentive stock options until more than two years from the date this Exchange Offer commenced on April 3, 2023, and more than one year after the date you exercise such options, whichever date is later.

Risks Related to Our Business

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 6, 2023, which are incorporated herein by reference, and also the other information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to participate in the Exchange Offer. You may access these filings electronically at the SEC’s website at http://www.sec.gov. In addition, we will provide without charge to you, upon your request, a copy of any or all of the documents to which we have referred you. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR RESTRICTED STOCK UNITS

Section 1	Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.

Science 37 Holdings, Inc. (the “Company,” “Science 37,” “we,” “us” or “our”) is offering certain of its employees and consultants, and those of its wholly owned subsidiaries, the opportunity to exchange certain outstanding stock options for a lesser number of restricted stock units (“RSUs”). As described in this Section 1 of this Offering Memorandum – Offer to Exchange Eligible Options for Restricted Stock Units (this “Offering Memorandum”), Eligible Options that are tendered and accepted prior to the Expiration Time will be exchanged for RSUs that include a new vesting schedule (each capitalized term is defined below).

You are not required to participate in the Exchange Offer, as participation in the Exchange Offer is voluntary. We encourage you to submit an election, even if you elect not to exchange any of your Eligible Options.

We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of Eligible Option holders or the tender of elections to exchange Eligible Options covering a minimum number of shares of Science 37 common stock, par value $0.0001 per share (“common stock”).

Eligible Participants

You are an “Eligible Participant” if:

•	on the date the Exchange Offer commences, you are a current executive officer (“Executive”), a current employee other than an Executive (“Employee”), or an eligible current consultant (“Consultant” and, together with Employees, “Service Providers”) of Science 37 or any of its wholly owned subsidiaries and have not submitted a notice of resignation or termination or been notified by Science 37 or such subsidiary that your employment or service is being terminated;
•	at the Expiration Time, you continue to be an Executive or Service Provider of Science 37 or any of its wholly owned subsidiaries and have not submitted a notice of resignation or termination or been notified by Science 37 or such subsidiary that your employment or service is being terminated;
•	you are not serving as a non-employee director on the Company’s Board of Directors (the “Board”) and you reside in the United States; and
•	you hold at least two (2) Eligible Options, if you are a Service Provider, and at least two and one-half (2.5) Eligible Options, if you are an Executive.

You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Participant for any reason prior to the Expiration Time, including as a result of voluntary resignation, retirement, involuntary termination, layoff, death or disability. An individual who is on an authorized leave of absence and who is otherwise an Eligible Participant will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with our policies.

Your employment or other service with Science 37 or its subsidiaries or affiliates will remain “at-will” regardless of your participation in the Exchange Offer and can be terminated by you or us at any time. Nothing in the Exchange Offer should be construed to confer upon you the right to remain in employment or other service with Science 37 or its subsidiaries or affiliates. The terms of your employment or service with Science 37 or its subsidiaries or affiliates remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in employment or service with Science 37 or its subsidiaries or affiliates until the grant date for the RSUs or any vesting date of your RSUs in the future.

Eligible Options

An “Eligible Option” is an outstanding stock option (including both non-qualified stock options and incentive stock options) to purchase shares of the Company’s common stock issued under the 2015 Stock Plan (the “2015 Plan”) or the 2021 Incentive Award Plan (the “2021 Plan” and, together with the 2015 Plan, the “Plans”), whether vested or unvested, that:

•	is held by an Eligible Participant on the date the Exchange Offer commences and continues to be held by an Eligible Participant through the Expiration Time;

•	was granted between June 2021 and March 2022; and

•	has a per share exercise price greater than or equal to $9.06.

For the purposes of clarity, only unexercised stock options are considered to be outstanding.

The Proposed Exchange

Restricted stock units (“RSUs”) will be granted in exchange for Eligible Options tendered in the Exchange Offer.

•	One RSU will be granted in exchange for (i) two (2) Eligible Options held by a Service Provider and (ii) two and one-half (2.5) Eligible Options held by an Executive. The number of RSUs will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be granted in the Exchange Offer.

•	An RSU represents a contingent right to receive one share of the Company’s common stock on future dates when the RSU vests, without requiring payment of any exercise price.
•	Each RSU issued in the Exchange Offer will be granted under the 2021 Plan, subject to an award agreement between the recipient and the Company.

•	One-third of the RSUs will vest on each of the first, second and third anniversaries of the grant date—which grant date will be promptly following the Expiration Time—subject to you remaining in continuous service with the Company (or its subsidiaries or affiliates) on each applicable vesting date.

•	Service Provider may not tender less than two (2) Eligible Options, and Executives may not tender less than two and one-half (2.5) Eligible Options.

The RSUs will be subject to the following terms:

•	Grant Date. The RSUs will be granted promptly following the Expiration Time; provided that, if the Expiration Time is extended, then the grant date will be similarly extended.

•	Award Agreement. The RSUs will be governed by the terms and conditions of the 2021 Plan and the award agreement entered into thereunder evidencing the RSUs, which is based on the form of award agreements previously approved by the Compensation Committee of the Board applicable to RSUs previously granted by the Company under the 2021 Plan.

•	Vesting. RSUs granted to Eligible Participants will vest in three equal annual installments on each of the first, second and third anniversaries of the grant date, subject to the recipient’s continued service with the Company or a subsidiary of the Company through the applicable vesting date and other such terms and conditions as set forth in the Restricted Stock Unit Agreement. You also do not have to pay the Company to receive the shares of common stock that become issuable to you if your RSUs vest; however, you may have taxes due on the vesting of the RSUs. You will not have any of the rights or privileges of a stockholder of Company as to the shares of common stock associated with your RSUs until you are issued the shares. Shares subject to the RSUs will be issued if and when the applicable portion of the RSUs vests. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.

•	Transferability. The RSUs generally may not be transferred, other than by will or the laws of descent and distribution.

•	Treatment Upon Termination. In general, if your employment or other service with Science 37 or its subsidiaries or affiliates terminates for any reason, the RSUs will immediately cease to vest, any unvested RSUs will be cancelled without consideration, and you will have no further right to or interest in the unvested RSUs.

•	Change of Control Provisions. Any RSUs granted to Eligible Participants will be subject to the change of control provisions as set forth under the 2021 Plan and the Restricted Stock Unit Agreement.

If you hold more than one stock option grant that qualifies as an Eligible Option grant, then you may elect to participate in the Exchange Offer on a grant-by-grant basis, meaning that you will be allowed to tender for exchange one or more Eligible Option grants without tendering for exchange other Eligible Option grants. However, as to any Eligible Option grant that you elect to tender for exchange, you must tender the entire Eligible Option grant (i.e., all of the stock options that are subject to that Eligible Option grant, less (if applicable) any portion of the grant previously exercised).

Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled at the Expiration Time, and your RSUs will be granted with the terms described above, effective promptly following the Expiration Time.

Expiration and Extension of the Exchange Offer

The Exchange Offer is scheduled to expire at 11:59 p.m. Eastern Time on April 28, 2023, unless we, in our sole discretion, extend the expiration date of the Exchange Offer. This date and time are referred to herein as the “Expiration Time.” See Section 13 (“Extension of the Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

If you do not elect to tender your Eligible Options before the Expiration Time, such awards will remain subject to their current terms, including the current exercise price and vesting schedule.

Stock Plans

Our statements in this Offer to Exchange concerning the Plans and the RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plans and the form of Restricted Stock Unit Agreement under the 2021 Plan, which are available on the Securities and Exchange Commission’s (the “SEC”) website at http://www.sec.gov. The form of Restricted Stock Unit Agreement for the RSUs is filed as an exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”) with which this Offer to Exchange has been filed and is available on the SEC’s website at http://www.sec.gov. To receive a copy of the Plans and/or the form of Restricted Stock Unit Agreement, you should email myequity@science37.com. We will promptly furnish to you copies of these documents upon request at our expense.

The 2021 Plan permits the granting of stock options, stock appreciation rights, restricted stock, RSUs, other stock or cash based awards and dividend equivalents. As of March 27, 2023, the number of shares of common stock subject to equity awards outstanding under the 2021 Plan was 22,082,671. The 2021 Plan is administered by the Compensation Committee of our Board. Subject to the other provisions of the 2021 Plan, the Compensation Committee has the power to determine the terms, conditions, and restrictions of the awards granted, including the number of shares subject to an award and the vesting criteria. Our Compensation Committee also has the authority to delegate such responsibilities.

Our 2015 Plan permitted the grant of stock options. As of March 27, 2023, the number of shares of common stock subject to equity awards outstanding under the 2015 Plan was approximately 12,259,525. The 2015 Plan is no longer in effect. As a result, no awards will be granted under the 2015 Plan in the future. However, the 2015 Plan continues to govern the terms and conditions of outstanding awards previously granted under it.

Adjustments Upon Certain Events

Events Occurring Before the Grant Date. If we merge or consolidate with or are acquired by another entity prior to the Expiration Time, you may choose to withdraw any options that you tendered for exchange, and your options will be treated in accordance with the 2015 Plan or 2021 Plan, as applicable, and the applicable option agreement. Further, if the Company is acquired prior to the Expiration Time, we reserve the right to withdraw the Exchange Offer, in which case your Eligible Options and your rights under them will remain intact and exercisable for the time period set forth in the applicable option agreement, and you will receive no RSUs in exchange for them. If the Company is acquired prior to the Expiration Time, but does not withdraw the Exchange Offer, we (or the successor entity) will notify you of any material changes to the terms of the Exchange Offer or the RSUs, including any adjustments to the number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSUs would be adjusted based on the consideration per share given to holders of our shares in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our shares. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Exchange Offer might be deprived of the benefit of the appreciation in the price of our shares resulting from the merger or acquisition. This could result in a greater financial benefit for those Eligible Participants who did not participate in the Exchange Offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees or other service providers before the completion of this Exchange Offer. Termination of your employment or service for this or any other reason before the Expiration Time means that the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their existing terms, and you will not receive any RSUs or other benefit for your tendered options.

Events Occurring After the Expiration Date. If we are acquired after your Eligible Options have been accepted, cancelled, and exchanged for RSUs, your RSUs will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms and conditions of our 2021 Plan and the Restricted Stock Unit Agreement between you and the Company thereunder.

In the event of certain changes in our corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the Compensation Committee may make appropriate adjustments to the terms and conditions of outstanding awards under the 2021 Plan to prevent dilution or enlargement of the benefits or intended benefits under the 2021 Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the Compensation Committee will make equitable adjustments to the 2021 Plan and outstanding awards granted thereunder. In the event of a change in control (as defined in the 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

Registration and Sale of Shares Underlying RSUs.

All of the Company’s shares of common stock issuable upon the vesting of the RSUs to be granted under the 2021 Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-8 filed with the SEC. Unless you are an employee or other service provider who is considered an affiliate of the Company for purposes of the Securities Act, you will be able to sell the shares issuable under your RSUs free of any transfer restrictions under applicable U.S. securities laws.

Section 2	Purpose of the Exchange Offer; Additional Considerations.

The purpose of the Exchange Offer is to restore the retention and incentive benefits of our equity awards. In determining how to increase the retentive and motivational value of equity awards for our employees and other service providers, different alternatives were considered. We believe the Exchange Offer will foster retention of our employees and other service providers and better align their interests with our stockholders’ interests to maximize stockholder value. We granted the Eligible Options to attract and retain the best available personnel and to provide additional incentive to our employees and other service providers. We have been impacted by the global economic downturn, as well as other macroeconomic factors. As a result of these and other factors, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our common stock. These options are commonly referred to as being “underwater.” We believe these stock options no longer provide a meaningful compensatory opportunity to the holders of such stock options and, accordingly, are no longer effective as incentives to retain and motivate our employees and other service providers. We believe that many option holders perceive these stock options to have little or no value, therefore reducing the value of the stock options as a means to align the incentives of our employees and other service providers with our stockholders. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are surrendered or cancelled, they will remain outstanding with the potential to dilute stockholders’ interests for up to the full term of the stock options.

We believe that the Exchange Offer is in the best interests of stockholders. The RSUs granted through the Exchange Offer will provide added incentives to motivate and retain our talented employees and other service providers, including through the addition of a new vesting schedule, even for Eligible Options that are fully or partially vested when tendered. The Eligible Options surrendered for exchange will be cancelled, and all shares of common stock that were subject to such surrendered Eligible Options will again become available for future awards under the 2021 Plan pursuant to the terms of the 2021 Plan.

There is no guarantee that the intended benefits of the Exchange Offer will be realized.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise, including mergers, reorganizations and other corporate transactions or changes to our corporate structure. We regularly assess the operational needs of our business, including changes to the composition of our management team and products and services. We also grant equity awards in the ordinary course of business to the members of our Board and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or convertible debt securities, or through strategic opportunities, including asset acquisitions and dispositions and may, from time to time, enter into debt agreements or issue dividends. If any of these events occur, our cash position, assets, or capital structure could change, the nature of our business could fundamentally change, or the percentage ownership of our stockholders could be diluted, and where such a transaction or event results in our issuance of additional securities, these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer, including below, or in our filings with the SEC, as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•	any change in our Board or executive management team, including any plans to change the number or term of our directors or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from The Nasdaq Stock Market LLC (“Nasdaq”) or not being authorized to be quoted in an automated quotations system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In order to maintain our listing on Nasdaq, we are required to comply with Nasdaq requirements, which includes maintaining a minimum bid price of $1.00 per share. On December 27, 2022, we received a deficiency notification letter from the staff of Nasdaq stating that the closing bid price for our common stock must close at $1.00 per share or more for a minimum of ten consecutive business days during the 180 calendar day period ending June 26, 2023 or we might be delisted. The price of our common stock can be volatile, and there can be no assurance that we will be able to meet the minimum $1.00 bid price requirement or the other Nasdaq continued listing requirements in the future, and we may be subject to delisting as a result. If necessary, we may implement a reverse stock split to cure the deficiency.

We do not make any recommendation as to whether you should tender your Eligible Options, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in the Exchange Offer and consult your own legal counsel, tax advisor or financial advisor. You must make your own decision whether to tender your Eligible Options for exchange.

Section 3	Procedures for Tendering Eligible Options.

If you wish to tender any or all of your Eligible Options for exchange, you must properly log on to the Exchange Offer website and complete and submit the online election form on the Exchange Offer website (the “Election Form”) so that we receive it before the Expiration Time (or such later date as may apply if the Exchange Offer is extended), by the following means:

Online Election Process

1. At the start of the Exchange Offer, you will receive an announcement email, dated April 3, 2023, announcing the Exchange Offer (the “Announcement Email”). You can access the Exchange Offer through a link in the Announcement Email or at https://equitysolutions.aon.com/UWSO/Participant/ and enter your Science 37 email address, or other email that you provided to us, and the password you have created for use with this website. If this is the first time you are accessing the Exchange Offer website, you will need to register for a new account and create a password. Your email address (which will also be your username) is your Science 37 email address or other email that you provided to us. You will also need to provide the registration code included in the Announcement Email.

2. After logging into the Exchange Offer website, review the Exchange Offer materials and other information available on the website and proceed through to the Election Form. You will be provided with personalized information regarding the Eligible Options that you hold, including the grant date and per share exercise price of each of your Eligible Option grants, the number of shares subject to each of your Eligible Option grants as of April 3, 2023, and the number of RSUs that would be issued in exchange for each Eligible Option grant.

3. On the Election Form, select the appropriate box next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to exchange in the Exchange Offer, then click “Confirm and Submit”.

4. Review your Election Form, confirm that you are satisfied with your Election Form after reviewing and then submit your Election Form.

5. Upon submitting your Election Form, a confirmation email (“Confirmation Email”) will be generated by the Exchange Offer website and emailed to your Science 37 email address or other email that you provided to us. Please save a copy of the Confirmation Email for your records. At this point, you will have completed the election process. If you do not receive a Confirmation Email, please contact myequity@science37.com to confirm that your election was made.

Your Eligible Options will not be considered tendered until we receive the properly completed and submitted Election Form. We must receive your properly completed and submitted Election Form before the Expiration Time. If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. We will consider you to have submitted your Election Form when you timely and properly complete the election process through the link above.

We will accept delivery of the Election Form only through the online Exchange Offer website. You are responsible for making sure that the Election Form is submitted online to us in this manner. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. You must allow for sufficient time to complete and submit your Election Form to ensure that we receive your Election Form online before the Expiration Time.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled in exchange for RSUs if we accept your Eligible Options for exchange.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

To validly tender your Eligible Options pursuant to the Exchange Offer, you must be an Eligible Participant at the commencement of the Exchange Offer and must remain an Eligible Participant at the Expiration Time.

If you elect to tender an Eligible Option for exchange, you must tender the entire grant (i.e., all of the remaining outstanding stock options underlying the selected Eligible Option grant). If you have received multiple stock option grants from us that each qualify as an Eligible Option and elect to participate in the Exchange Offer, then you will be able to elect to tender as few or as many of your Eligible Option grants as you wish. However, you may not tender part of an Eligible Option grant for exchange. If you attempt to tender a portion but not all of an Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that are properly tendered.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Neither Science 37 nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Participant or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

We will strictly enforce the offer period described in this Offering Memorandum, subject only to any extension of the Expiration Time of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Participant.

Our Acceptance Constitutes an Agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of RSUs”). Our acceptance for exchange of Eligible Options tendered by you pursuant to the Exchange Offer will constitute a binding agreement between Science 37 and you upon the terms and subject to the conditions of the Exchange Offer (including the terms in the Restricted Stock Unit Agreement for the RSUs).

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), we expect to accept for exchange all properly tendered Eligible Options that have not been validly withdrawn by the Expiration Time, and we will cancel the Eligible Options accepted for exchange at the Expiration Time and grant the RSUs promptly following the Expiration Time. If the Exchange Offer is extended, then the cancellation of Eligible Options and the grant date of the RSUs would be similarly extended.

Section 4	Withdrawal Rights.

If you elect to accept the Exchange Offer as to some or all of your Eligible Options and later change your mind, you may withdraw your tendered Eligible Options by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an Eligible Option grant. If you elect to withdraw a previously tendered Eligible Option grant, then you must withdraw the entire Eligible Option grant, but need not withdraw any other tendered Eligible Option grants. We will permit any Eligible Options tendered in the Exchange Offer to be withdrawn at any time during the period that the Exchange Offer remains open. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn at the Expiration Time. If we have not accepted your Eligible Options within 40 business days of the commencement of the Exchange Offer, you may withdraw your election to exchange your Eligible Options at any time thereafter.

To validly withdraw tendered Eligible Options, you must submit to us a valid new Election Form indicating only the Eligible Option grants you wish to exchange in the Exchange Offer or a valid new Election Form indicating that you do not want to exchange your Eligible Options, by completing the election process outlined below by the expiration date, currently expected to be 11:59 p.m. Eastern Time, on April 28, 2023. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed new Election Form.

Election Changes and Withdrawals

1. You can access the Exchange Offer website at https://equitysolutions.aon.com/UWSO/Participant/ and enter your Science 37 email address, or other email that you provided to us, and the password you have created for use with this website.

2. After logging into the Exchange Offer website, review the information and proceed through to the Election Form. You will be provided with your Eligible Option schedule containing personalized information regarding the Eligible Option grants you hold, as described in Section 3 (“Procedures for Tendering Eligible Options”).

3. On the Election Form, select the appropriate box next to your Eligible Option grants previously selected to be tendered in the Exchange Offer to indicate those Eligible Option grants that you do not want to exchange in the Exchange Offer, or to make other changes to your previous election, then click “Confirm and Submit”.

4. Review your Election Form, confirm that you are satisfied with your Election Form after reviewing and then submit your Election Form.

5. Upon submitting your Election Form, a Confirmation Email will be generated by the Exchange Offer website and emailed to your Science 37 email address or other email that you provided to us. Please save a copy of the Confirmation Email for your records. At this point, you will have completed the election process. If you do not receive a Confirmation Email, please contact myequity@science37.com to confirm that your election was made.

If you miss the deadline for withdrawal but remain an Eligible Participant, then any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You are responsible for making sure that a new Election Form is submitted online as described herein. The new Election Form must deselect the Eligible Options from being tendered in the Exchange Offer.

Any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer, unless you properly re-tender those Eligible Options before the Expiration Time of the Exchange Offer by following the procedures described herein.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Science 37 nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Participant or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

Section 5	Acceptance of Eligible Options for Exchange; Grant of RSUs.

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time. We will cancel the Eligible Options accepted for exchange at the Expiration Time and issue the RSUs in accordance with the terms described in this Offering Memorandum promptly following the Expiration Time. If the Exchange Offer is extended, then the cancellation of Eligible Options and the grant date of the RSUs would be similarly extended.

After we grant the RSUs, we will separately provide to each tendering Eligible Participant the documentation relating to the Eligible Participant’s RSUs. You will receive your new Restricted Stock Unit Agreement through your E*Trade account. You should follow the same electronic procedures that ordinarily apply to any Science 37 equity awards granted to you in the normal course. A form of Restricted Stock Unit Agreement is filed as an exhibit to the Schedule TO filed with the SEC on April 3, 2023 and to which the Offer to Exchange Eligible Options for Restricted Stock Units is an exhibit, which Schedule TO may be amended.

If you have tendered Eligible Options under the Exchange Offer and, before the Expiration Time, your employment or service terminates for any reason, or you submit a notice of resignation or termination or are notified by Science 37 or a subsidiary that your employment or service is being terminated, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, you may exercise your existing Eligible Options to the extent they are vested and exercisable, which is generally available for a limited time after your termination date in accordance with their existing terms.

Eligible Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

The shares of our common stock subject to those exchanged options that are cancelled in accordance with this Exchange Offer will be returned to the reserve of shares of our common stock available for grants of awards under the 2021 Plan, including any RSUs granted under the Exchange Offer. To the extent shares returning to the 2021 Plan are not fully reserved for issuance upon receipt of the RSUs to be granted in connection with the Exchange Offer, the shares will be available for issuance pursuant to future equity awards to employees and other eligible 2021 Plan participants without further stockholder action.

Section 6	Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

I.	There shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the exchange of some or all of the Eligible Options tendered for exchange, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

II.	There shall have been threatened, instituted or taken any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

a.	make it illegal for us to accept some or all of the tendered Eligible Options for exchange, or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer;

b.	delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or

c.	impair the contemplated benefits of the Exchange Offer to us;

III.	There will have occurred:

a.	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

b.	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

c.	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

d.	in our reasonable judgment, any extraordinary or material adverse change in Science 37 or in U.S. financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index measured during any time period after the date of commencement of the Exchange Offer;

e.	the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer; or

f.	if any of the situations described above existed at the time of commencement of the Exchange Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;

IV.	A tender or exchange offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or publicly disclosed or we will have learned that:

a.	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;

b.	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or

c.	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange of Eligible Options;

V.	Any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 10 of this Offering Memorandum, “Accounting Consequences of the Exchange Offer”);

VI.	Any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, are or may be material to us;

VII.	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to us (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to us); and

VIII.	Any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to us (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to us).

If any of the above events occur, we may, in our sole discretion:

•	terminate the Exchange Offer and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend the Exchange Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Exchange Offer expires;

•	amend the terms of the Exchange Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Exchange Offer is open, complete the Exchange Offer.

The conditions to the Exchange Offer are for our benefit. We may assert them in our sole discretion prior to the Expiration Time regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). Our failure at any time to exercise any of the foregoing conditions will not be deemed a waiver of any condition, and each such condition will be deemed an ongoing condition that may be asserted at any time prior to the Expiration Time; provided that, notwithstanding the foregoing, in the event that one or more of the events described above occurs, we will promptly notify Eligible Participants of our determination as to whether we will waive or modify the applicable condition(s) and continue or terminate the Exchange Offer. If we waive any of the conditions described above, we will disclose any material changes resulting therefrom and will, if required by applicable law, amend the Exchange Offer to extend the offer period. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7	Price Range of Our Common Stock.

The common stock underlying the Eligible Options has been traded on Nasdaq under the symbol “SNCE” since October 2021. Prior to October 7, 2021, our common stock was listed on Nasdaq under the symbol “LSAQ”. There is no established market for the Eligible Options. The following table shows, for the periods indicated, the high and low intraday sales prices per share of common stock as reported by Nasdaq.

	High	Low
Fiscal Year Ending December 31, 2023
First Quarter (through March 27, 2023)	$0.69	$0.19
Fiscal Year Ended December 31, 2022
Fourth Quarter	$1.99	$0.3211
Third Quarter	$2.53	$1.43
Second Quarter	$5.78	$1.885
First Quarter	$13.46	$4.32
Fiscal Year Ended December 31, 2021
Fourth Quarter	$15.1031	$8.4166
Third Quarter	$10.25	$8.80
Second Quarter	$10.95	$9.96
First Quarter	$12.68	$9.775

You should obtain current market prices for our common stock before deciding whether to elect to exchange your Eligible Options.

As of March 27, 2023, there were 116,729,430 shares of our common stock issued and outstanding held by approximately 248 stockholders of record, and the closing price of our common stock was $0.2999 per share as reported on Nasdaq. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of shares of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Section 8	Information Concerning Us; Financial Information.

Information Concerning Us

Science 37 pioneered the concept of patient-centric clinical trials with a very simple premise: that clinical trials should begin with the patient.

Through its patient-centric approach, Science 37 reduces the impact of the geographic barriers associated with conventional physical clinical trial sites, enabling recruitment of virtually any patient. Science 37 believes that centering the clinical trial around the patient with personalized support addresses current industry needs around patient recruitment, retention, representation, and engagement. To expand clinical trial access Science 37 offers a unique model to existing non-research focused healthcare networks to seamlessly participate without the traditional site infrastructure costs.

Science 37’s patient-centric model is powered by a proprietary end-to-end unified technology platform and its team of approximately 460 employees with significant therapeutic and subject matter expertise. As the backbone of Science 37’s offering, the proprietary unified technology platform standardizes and orchestrates the process for clinical trials across Science 37’s specialized network of patient communities, telemedicine investigators, flexible mobile nurse networks, remote coordinators, and robust network of technology integrations.

On October 6, 2021, we consummated the business combination (the “Business Combination”), contemplated by the Agreement and Plan of Merger, dated May 6, 2021, by and among LSAQ, a Delaware corporation, LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of LSAQ (“Merger Sub”), and Science 37, Inc., a Delaware corporation (“Legacy Science 37”) (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub was merged with and into Legacy Science 37, with Legacy Science 37 surviving the merger as a wholly owned subsidiary of LSAQ. Upon the closing of the Business Combination, we changed our name from LifeSci Acquisition II Corp. to Science 37 Holdings, Inc.

Science 37’s principal office and mailing address is 800 Park Offices Drive, Suite 3606, Research Triangle Park, North Carolina 27709, its telephone number is (984) 377-3737 and its website is www.science37.com. The information contained on, or accessible through, Science 37’s website is not incorporated by reference into this Offer to Exchange, and you should not consider any information contained on, or that can be accessed through, Science 37’s website as part of this Offer to Exchange. Science 37 was incorporated under Delaware law in December 2019.

Financial and Other Information about Science 37

A summary of certain financial information is attached as Schedule A to this Offering Memorandum and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 6, 2023, which is incorporated herein by reference and is available electronically on the SEC’s website at http://www.sec.gov. The book value per share of our common stock as of December 31, 2022 was $0.84 per share.

For more information about the Company, please refer to our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports that we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

The address of each executive officer and director of the Company is:

Science 37 Holdings, Inc.

800 Park Offices Drive, Suite 3606

Research Triangle Park, North Carolina 27709

The executive officers and directors of the Company are set forth in the following table:

Name	Title
David Coman	Chief Executive Officer and Director
Mike Zaranek	Chief Financial Officer
Jonathan Cotliar	Chief Medical Officer
Darcy Forman	Chief Delivery Officer
Christine Pellizzari	Chief Legal and Human Resources Officer
Michael Shipton	Chief Commercial Officer
Bhooshitha B. De Silva	Director
Robert Faulkner	Chairman and Director
John W. Hubbard	Director
Emily Rollins	Director
Neil Tiwari	Director
Paul von Autenried	Director

The table below sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding as of March 27, 2023 and the percentage of total options outstanding beneficially owned by them, based on the total number of outstanding options (i.e., whether or not eligible for exchange), which was 24,069,873 as of March 27, 2023. The table also sets forth the beneficial ownership of each of our current executive officers of Eligible Options owned as of March 27, 2023 and the percentage of Eligible Options outstanding beneficially owned by them, which was 12,618,645 as of March 27, 2023. Our executive officers will be eligible to participate in the Exchange Offer, provided that they are Eligible Participants at the Expiration Time. Non-employee directors are not eligible to participate in the Exchange Offer.

Name	Number of Options Beneficially Owned	Percentage of Total Outstanding Options	Number of Eligible Options Beneficially Owned	Percentage of Total Outstanding Eligible Options
Executive Officers
David Coman	5,387,678	22.4%	1,539,129	12.2%
Mike Zaranek	2,025,651	8.4%	1,110,714	8.8%
Jonathan Cotliar	802,147	3.3%	643,303	5.1%
Darcy Forman	1,530,121	6.4%	1,232,292	9.8%
Christine Pellizzari	1,755,834	7.3%	1,755,834	13.9%
Michael Shipton	—	—	—	—

Non-Employee Directors
Bhooshitha B. De Silva	—	—	—	—
Robert Faulkner	41,363	0.2%	—	—
John W. Hubbard	431,481	1.8%	—	—
Emily Rollins	27,575	0.1%	—	—
Neil Tiwari	27,575	0.1%	—	—
Paul von Autenried	—	—	—	—

Except as otherwise described in this Offer to Exchange Eligible Options for Restricted Stock Units, including the Offering Memorandum, or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and other than outstanding stock option and other equity awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity plans, which are described in the notes to our financial statements as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, neither we nor, to our knowledge, any of our executive officers or directors, any person controlling us or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the past 60 days, we have not granted any Eligible Options and no Eligible Options have been exercised. Neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any affiliate of ours, have engaged in transactions involving our shares of our common stock or derivative securities involving shares of our common stock during the past 60 days, except as described below:

Name of Executive Officer/Director	Date of Transaction	Amount of Securities Involved	Price Per Share	Type of Transaction
Christine Pellizzari	2/28/23	2,500	$0.2805	Acquisition of common stock through employee stock purchase plan
Michael Shipton	3/10/23	522,793	$0	Grant of restricted stock units

Section 10	Accounting Consequences of the Exchange Offer.

In accordance with the guidance in Financial Accounting Standards Board Accounting Standard Codification 718, Compensation – Stock Compensation, the exchange of Eligible Options for RSUs in the Exchange Offer is accounted for as a modification of stock-based compensation awards. Accordingly, we expect to recognize the unamortized compensation cost of the surrendered Eligible Options, as well as any incremental compensation cost of the RSUs granted in the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the RSUs measured as of the date the RSUs are granted, over the fair value of the Eligible Options, measured immediately prior to the cancellation of the tendered Eligible Options. Any incremental compensation cost will be recognized over the vesting period of the RSUs.

The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer, the exercise price per share of Eligible Options tendered in the Exchange Offer and the closing price of our common stock on the date the RSUs are granted. Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of the charge that would result from the Exchange Offer.

Section 11	Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and grant of RSUs as contemplated by the Exchange Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action. We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant RSUs would be subject to achieving such compliance or obtaining any such governmental approval or other action.

Section 12	Material Income Tax Consequences.

Material U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options for RSUs pursuant to the Exchange Offer for those Eligible Participants subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offering Memorandum, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of award holders. This summary does not address applicable state or local taxes to which you may be subject. If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other income tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this Exchange Offer.

We recommend that you consult your tax advisor with respect to the U.S. federal, state and local tax consequences and any non-U.S. tax consequences of participating in the Exchange Offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident or are otherwise subject to the tax laws of more than one country, you should be aware that there might be tax and social insurance contribution consequences for more than one country that may apply to you. Moreover, if you received your Eligible Options when you resided and/or worked in one country but now reside and/or work in a different country, you may have a tax or social insurance contribution obligation in the country of the original grant in connection with the RSUs received in this Exchange Offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of the Exchange Offer.

Eligible Participants who exchange outstanding Eligible Options for RSUs under the Exchange Offer generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted Stock Units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income upon the issuance of shares in settlement of vested RSUs. Upon vesting of the RSU, the RSUs generally can no longer be forfeited, and we will deliver the shares subject to the vested RSUs to you as soon as practical after the applicable vesting date. At the same time, the Company also typically will have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares at the time they are issued to you in settlement of vested RSUs. With regard to the shares issued pursuant to the RSUs granted under the Exchange Offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your Restricted Stock Unit Agreement. Any gain or loss you recognize upon the sale or exchange of shares that you acquire upon settlement of vested RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you have held the shares after the date the shares are issued to you. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

This Exchange Offer currently is expected to remain open for 25 calendar days. If we extend this offer such that it is open for 30 calendar days or more, incentive stock options that are Eligible Options but that are not tendered in the Exchange Offer will be considered to have been modified. The commencement date of the offer (April 3, 2023) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to any such incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (April 3, 2023) (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares acquired upon exercise of an incentive stock option over the exercise price of such an option will be treated as long-term capital gain.

We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the Exchange Offer.

Section 13	Extension of the Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Participants by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration date of the Exchange Offer. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of such termination or amendment to Eligible Participants by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”) has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Time. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Participants in a manner reasonably designed to inform Eligible Participants of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning a tender or exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or
•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 14	Consideration; Fees and Expenses.

We will issue RSUs in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for such exchange. All Eligible Participants who properly tender Eligible Options pursuant to this offer will receive RSUs with respect thereto.

Subject to the terms and conditions of this Exchange Offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive RSUs based on an exchange ratio as described in Section 1 (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”). RSUs will be unvested at grant and will be subject to a new vesting schedule as described in Section 1 of this Offering Memorandum. If you participate in the Exchange Offer, you do not have to make any cash payment to the Company to receive your RSUs. You also do not have to make any cash payment to the Company to receive the shares subject to RSUs upon vesting. The receipt of shares upon vesting of RSUs may be subject to taxation as described in Section 12 of the Offering Memorandum (“Material Income Tax Consequences”). In addition, you may incur brokerage and/or wire fees if you sell shares of common stock issued to you upon vesting of the RSUs.

If we receive and accept tenders of all Eligible Options to be tendered (a total of stock options to purchase 12,618,645 shares of common stock as of March 27, 2023) subject to the terms and conditions of this Exchange Offer, we will grant RSUs covering approximately 5,681,152 shares of common stock.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 15	Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC, which may be amended. This Offer to Exchange Eligible Options for Restricted Stock Units, including the Offering Memorandum, does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We intend to supplement and amend the Schedule TO to the extent required to reflect information we subsequently file with the SEC. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, as may be amended, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 6, 2023;
•	the description of our common stock set forth in Exhibit 4.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, together with any amendment or report filed with the SEC for the purpose of updating such description; and
•	the information contained in our current reports on Form 8-K filed with the SEC, except to the extent that information therein is furnished and not filed with the SEC.

Our SEC filings are available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

We will also promptly provide without charge to each Eligible Participant to whom we deliver a copy of the Schedule TO and the exhibits to the Schedule TO, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents). Requests should be directed to myequity@science37.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Exchange Offer.

Section 16	Miscellaneous.

We are not aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Exchange Offer will not be made to, nor will any Eligible Options be accepted from, the Eligible Participants employed by us in such jurisdiction.

You should review the risk factors contained elsewhere in this Offer to Exchange Eligible Options for Restricted Stock Units and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 before you decide whether to participate in the Exchange Offer.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your Eligible Options pursuant to the Exchange Offer. You should rely only on the information contained in this document or in documents to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Exchange Offer other than the information and representations contained in this document or in the related documents. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A

SUMMARY FINANCIAL INFORMATION

OF SCIENCE 37 HOLDINGS, INC.

The following summary financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 6, 2023, which is incorporated herein by reference. The summary consolidated statements of operations data for the fiscal years ended December 31, 2022 and December 31, 2021 and the summary consolidated balance sheets data as of December 31, 2022 and December 31, 2021 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Our historical results are not necessarily indicative of the results to be expected in any future period. The summary financial data in this section are not intended to replace our audited consolidated financial statements and related notes. You should refer to Section 15 of the Offering Memorandum (“Additional Information”) for information on how you can obtain copies of our SEC filings.

	Years Ended December 31,
(in thousands, except per share data)	2022	2021
Statements of Operations Data
Revenue	$70,147	$59,597
Total operating expenses	222,181	123,315
Loss from operations	(152,034)	(63,718)
Net loss	$(50,988)	$(94,331)
Basic and diluted net loss per share	$(0.44)	$(2.89)
Weighted average shares used to compute basic and diluted net loss per share	115,876	32,679

	As of December 31,
(in thousands)	2022	2021
Balance Sheet Data
Total current assets	$126,204	$232,703
Total assets	126,448	260,798
Total current liabilities	23,176	35,022
Total liabilities	29,062	139,199
Total stockholders’ equity	97,386	121,599